Exhibit 23.0

Consent of Whittlesey & Hadley, P.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-175496 and No. 333-175493 on Form S-8 of Naugatuck Valley Financial Corporation of our report, dated March 26, 2012 appearing in this annual report on Form 10-K of Naugatuck Valley Financial Corporation for the year ended December 31, 2011.

/s/ Whittlesey & Hadley, P.C.

Hartford, Connecticut

March 26, 2012